EXHIBIT 3.1
                                                                     -----------

                             AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  NESTOR, INC.

     It is hereby certified that:

     1. The present name of the corporation is NESTOR, INC. (hereinafter called the "Corporation"), which is the name under which the Corporation was originally incorporated; and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is March 21, 1983.

     2. The provisions of the certificate of incorporation of the Corporation, as heretofore amended and/or supplemented, is hereby amended and restated in its entirety into this single instrument which is set forth below:

     FIRST: The name of the corporation is NESTOR, INC. (hereinafter referred to as the "Corporation").

     SECOND: The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of Common Stock, par value $.01 per share (hereinafter called "Common Stock") and Ten
Million (10,000,000) shares of Preferred Stock, par value $1.00 per share (hereinafter called "Preferred Stock").

     The Board of Directors is authorized, subject to the limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each of such series and the qualifications, limitations and restrictions thereof.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

     (d) Whether that series shall have conversion privileges, and, if so, the term and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

     (h) Any other relative rights, preferences and limitations of that series.

     Dividends on outstanding shares of Preferred Stock, if any, shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the shares of Common Stock with respect to the same dividend period.

     If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

     All the Preferred Stock of any one series shall be identical with each other in all respects, except that the shares of any one series thereon shall be cumulative. Except as to the particulars fixed by the Board as hereinabove provided or as provided in the description of the series, all Preferred Stock shall otherwise be of equal rank, regardless of series, and shall be identical in all respects.

     FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

          (2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

          (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purposes of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

          (4) In addition to the power and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

     SIXTH: The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person. Any expenses (including attorneys' fees) incurred by each person who is or was a director or officer of the Corporation, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by the Corporation; provided, however, that if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

     SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

     WHEREAS, this Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware.


Dated: September 12, 2001

                                                          NESTOR, INC.

                                                          /s/ Herbert S. Meeker
                                                          ----------------------
                                                          Herbert S. Meeker
                                                          Secretary

                                     AMENDED
                       CERTIFICATE OF DESIGNATION, RIGHTS
                     AND PREFERENCES OF 3,000,000 SHARES OF
              SERIES B CONVERTIBLE PREFERRED STOCK, $1.00 PAR VALUE

                                       OF

                                  NESTOR, INC.
                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW

     NESTOR, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the laws of the Delaware General Corporation Law, DOES HEREBY CERTIFY THAT:

     FIRST: Pursuant to authority vested in the Board of Directors by Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation by unanimous written consent adopted pursuant to Section 141(b) of the Delaware General Corporation Law, duly adopted as of the date hereof the following resolution amending and restating the Certificate of Designation, Rights and Preferences of Shares of the Series B
Convertible Preferred Stock, $1.00 par value, filed pursuant to Section 151 of the Delaware General Corporation Law filed with the Secretary of State of the State of Delaware on June 10, 1992, and thereafter amended and filed with the Secretary of State of the State of Delaware on July 20, 1994 ("Designation"), which series is to have 3,000,000 shares authorized and to be issued subject to the provisions for adjustment set forth in the Certificate of Designation, Rights and Preferences of the Series B Convertible Preferred Stock:

               RESOLVED, that the Board of Directors of the Corporation hereby authorize the amendment and restatement of a certain Certificate of Designation, Rights and Preferences relating to the Series B Convertible Preferred Stock, $1.00 par value, filed with the Secretary of State of Delaware on June 10, 1992, and thereafter amended and filed with the Secretary of State of the State of Delaware on July 20, 1994 ("Designation"), which series is to have 3,000,000 shares authorized and to be issued having the voting powers, rights, preferences, privileges and limitations set forth in the description annexed hereto with the same force and effect as if set forth fully herein; and a Co-Chairman, Vice Chairman, or the President and the Secretary or an Assistant Secretary of the Corporation are hereby authorized and empowered to file with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Designation, Rights, and Preferences of said Series B Convertible Preferred Stock in the form annexed hereto as Exhibit A.

     SECOND: This Amended Certificate of Designation, Rights and Preferences was duly adopted in accordance with the provisions of Section 151 of the Delaware General Corporation Law.

     THIRD: The capital stock of the Corporation will not be reduced under or by reason of this Certificate.

     IN WITNESS WHEREOF, the Corporation, has caused this Certificate to be signed by David Fox, its President and Chief Executive Officer and attested by Herbert S. Meeker, its Secretary, as of the twelfth day of September, 2001.



                                           /s/ David Fox
                                           -------------------------------------
                                           David Fox
                                           President and Chief Executive Officer
Attest:



/s/ Nigel Hebborn
----------------------------------
Nigel Hebborn, Assistant Secretary

                                    Exhibit A
                                    ---------

                       Designation, Rights And Preferences
                   of the Series B Convertible Preferred Stock
                         $1.00 Par Value Of Nestor, Inc.

          The voting powers, preferences and rights of the Series B Preferred Stock of the Corporation ("Series B Convertible Preferred") are as follows:

          1. Designation and Amount. The number of shares constituting the series designated as Series B Convertible Preferred shall be 3,000,000.

          2. Dividends. The holders of the Series B Convertible Preferred shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, dividends (or other distributions) equal to the amount of dividends (or other distributions) declared and paid on the number of shares or Common Stock, $.01 par value, of the Corporation ("Common Stock") into which such shares of the Series B Convertible Preferred may be converted.

          3. Conversion Rights.

             (a) Subject to adjustment as provided for by this Section 3, each share of the Series B Convertible Preferred shall be convertible, at the option of the holder, at any time and from time to time, into one fully paid and nonassessable share of the Corporation's Common Stock.

             (b) In  order  to  convert  any  shares  of  Series  B  Convertible
Preferred into Common Stock, the holder shall give written notice to the Corporation setting forth the number of shares to be converted and accompanied by a certificate for the Series B Convertible Preferred to be converted (duly endorsed) to the Corporation, whereupon the holder shall be deemed to subscribe for the amount of Common Stock which the holder shall be entitled to receive upon conversion, and the Corporation shall be deemed to accept the shares of Series B Convertible Preferred being surrendered in full payment of the subscription price for the shares of Common Stock to be delivered upon conversion.

             (c) The Corporation, as soon an practicable, after notice of conversion and surrender of the certificate for the Series B Convertible Preferred being converted, shall deliver to the holder a certificate for the number of shares of Common Stock to which a holder is entitled. Conversion of the shares of Series B Convertible Preferred shall be deemed to have been made as of the date of surrender of the certificate for the Series B Convertible Preferred being converted, and the holder of such shares shall be treated for all purposes as the record holder of Common Stock as of that date.

             (d) The conversion provided for by section 3(a) shall be adjusted as follows:

                 (i) If the Corporation shall: (A) declare or pay a dividend or make any other distribution on its Common Stock in shares of its Common Stock;
(B) subdivide its outstanding  Common Stock into a greater number of shares;  or
(C) combine its outstanding Common Stock into a smaller number of shares, the conversion privilege in effect at the time of the record date of such a dividend, subdivision, or combination shall be adjusted so that the holder of the Series B Convertible Preferred surrendered for conversion after such time shall be entitled to receive the number of shares of Common Stock which the holder would have been entitled to receive had the holder converted such shares of Series B Convertible Preferred immediately prior to the record date for the event giving rise to the adjustment.

                 (ii) If the Corporation shall consolidate or merge with or into any other corporation or other entity, or sell or transfer all or substantially all of its assets to any other entity or person, or effect a capital reorganization or reclassify its shares of Common Stock, then, and in each such case, adequate provision shall be made whereby each holder of the Series B Convertible Preferred then outstanding upon exercise of the conversion privilege shall be entitled to receive the kind and amount of securities, cash and other property which such holder would have been entitled to receive had the holder converted the Series B Convertible Preferred held immediately prior to any such consolidation, merger, sale, transfer, reorganization or reclassification. In any such case appropriate provision shall be made with respect to the rights and interests of such holder of Series B Convertible Preferred to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or other property thereafter deliverable upon the exercise of such conversion privilege; and, as a condition of any such consolidation, merger, or conveyance, any corporation or entity shall become successor to the Corporation by reason of such consolidation, merger or conveyance shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares of stock, securities or other property or consideration as the holders of shares of the Series B Convertible Preferred shall be entitled to receive pursuant to the provisions hereof. The foregoing provisions shall similarly apply to successive classifications, reclassifications, or other reorganizations and to successive consolidations, mergers, and conveyances of or by any such successor.

                 (iii) If, as a result of any  adjustment  made pursuant to this
Section 3(d), the holder of Series B Convertible Preferred shall become entitled to receive upon conversion any shares of capital stock of the Corporation other than shares of its Common Stock, the number of such other shares receivable upon conversion shall be adjusted from time to time in a manner consistent with the adjustment provided for by this Section 3.

                 (iv) Whenever any adjustment is required in the number of shares of Common Stock or other capital stock into which each share of Series B Convertible Preferred is convertible, the Corporation shall: (A) file with its stock record books a statement describing in reasonable detail the adjustment and the calculation used in determining that adjustment; and (B) deliver a copy of that statement to the holder of record of Series B Convertible Preferred.

             (e) The Corporation shall take all steps necessary to reserve and keep available a number of its authorized but unissued shares of Common Stock sufficient for issuance upon conversion of the Series B Convertible Preferred, for issuance upon conversion of any other securities convertible into Common Stock, and for issuance upon exercise of any outstanding rights, warrants or options to purchase Common Stock. All shares of Common Stock issued upon the conversion of shares of Series B Convertible Preferred shall be validly issued and fully paid and nonassessable.

             (f) The Corporation shall pay any taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion.

          4. Liquidation Rights. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holder of shares of the Series B Convertible Preferred shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, the amount of $1.00 per share, plus an amount equal to all dividends on such shares accrued but unpaid, after the holders of any other stock ranking senior to the Series B Convertible Preferred upon liquidation, dissolution or winding up of the Corporation have received the preferential amount to which they are entitled and before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the Series B Convertible Preferred upon liquidation, dissolution or winding up of the Corporation. For purposes of this
Section 3, the merger or consolidation of the Corporation with another entity, or the sale by the Corporation of any part of its assets to any other entity, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation. If the assets of the Corporation available for distribution to the holders of shares of the Series B Convertible Preferred shall be insufficient to pay in full all amounts to which such holders are entitled, no distribution shall be made to holders of shares of any other class of stock of the Corporation ranking an a parity with the shares of the Series B Convertible Preferred upon liquidation, dissolution or winding up of the Corporation unless proportionate distributive amounts shall be paid to the holders of the shares of the Series B Convertible Preferred, ratably, in proportion to the full distributable amounts to which holders of all such other parity shares are entitled. After payment in full of the preferential amounts provided for in this
Section 4, the holders of the Series B Convertible Preferred as such shall have no right or claim to any of the remaining assets of the Corporation. The holders of the Series B Convertible Preferred shall rank an a parity with the holders of the Series B Convertible Preferred of the Corporation upon the liquidation, dissolution or winding up of the Corporation subject to the provisions of this
Section 4 and the Liquidation Rights of the holders of the Series B Convertible Preferred.

          5. Voting Rights. The holders of Series B Convertible Preferred shall be entitled to one (1) vote for each share of Common Stock into which the Series B Convertible Preferred shall be convertible as provided for by Section 3 hereof on all matters submitted to a vote of stockholders of the Corporation and shall be entitled and receive notice of meetings of stockholders of the Corporation and of stockholder consents; and the holders of the Series B Convertible Preferred shall have the same voting rights on a share for share basis as the holders of the Common Stock, and the holders of the Common Stock and Series B Convertible Preferred shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          IN WITNESS WHEREOF, the Corporation, has caused this Certificate to be signed by David Fox, its President and Chief Executive Officer and attested by Herbert S. Meeker, its Secretary, as of the twelfth day of September, 2001.



                                           /s/ David Fox
                                           -------------------------------------
                                           David Fox
                                           President and Chief Executive Officer
Attest:



/s/ Nigel Hebborn
----------------------------------
Nigel Hebborn, Assistant Secretary

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  NESTOR, INC.


                ------------------------------------------------
                        Pursuant to Sections 228 and 242
                                     of the
                General Corporation Law of the State of Delaware
                ------------------------------------------------

          Nestor, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     1. The name of the corporation is Nestor, Inc. (the "Corporation").

     2. The Amended and Restate Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article FOURTH thereof and by substituting in lieu of the following:

               "FOURTH: The total number of shares of stock which the Corporation shall have authority to issues is Twenty Million (20,000,000) shares of Common Stock, par value $.01 per share (hereinafter called "Common Stock") and Ten Million (10,000,000) shares of Preferred Stock, par value $1.00 per share (hereinafter called "Preferred Stock").

               Effective upon the filing of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware, every ten (10) shares of the Corporation's currently issued and outstanding Common Stock shall be split, reclassified, and changed into one (1) share of Common Stock."

     3. The Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly authorized in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Nestor, Inc. on this 11th day of April, 2003.


                                        NESTOR, INC.


                                        By:/s/ Nigel P. Hebborn
                                           -------------------------------------
                                        Name:  Nigel P. Hebborn
                                        Title:  President